UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



SCHEDULE 13G


Under the Securities Exchange Act of 1934

(Amendment No.     23     )*


Coachmen Industries, Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

189873102
(CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
 (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).















PAGE 1 OF 7 PAGES


CUSIP No.  189873102

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               First Pacific Advisors, Inc.
               04-3118452

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts

                   (5)  SOLE VOTING POWER
                                                                     -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                         -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                         -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                     -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0

12) TYPE OF REPORTING PERSON*

               IA





*SEE INSTRUCTION BEFORE FILLING OUT!




PAGE 2 OF 7 PAGES


ITEM 1(a)    NAME OF ISSUER.

               Coachmen Industries, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2831 Dexter Drive, Elkhart, IN  46514

ITEM 2(a)    NAME OF PERSON FILING.

               First Pacific Advisors, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
             RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA
               90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Massachusetts

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Shares

ITEM 2(e)    CUSIP NUMBER.

               189873102

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON.

               First Pacific Advisors, Inc. had no beneficial ownership of Coachmen Industries, Inc. common shares and has ceased operations as a registered investment adviser as of October 1, 2006. A new company, First Pacific Advisors, LLC, is now the beneficial owner of the common shares as of October 1, 2006.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A


PAGE 3 OF 7 PAGES


ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	November 8, 2006

Date


	/s/ Thomas M. Turpin

Signature



	Thomas M. Turpin, President

Name/Title





















PAGE 4 OF 7 PAGES

CUSIP No.  189873102

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               FPA Capital Fund, Inc.
               94-1632697

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (A)  [ ]
               N/A                                      (B)  [ ]

3)  SEC USE ONLY



4)  CITIZENSHIP OR PLACE OF ORGANIZATION

               Maryland

                   (5)  SOLE VOTING POWER
                                                                 -0-
  NUMBER OF
   SHARES          (6)  SHARED VOTING POWER
BENEFICIALLY                                                     -0-
OWNED BY EACH
  REPORTING        (7)  SOLE DISPOSITIVE POWER
 PERSON WITH                                                     -0-

                   (8)  SHARED DISPOSITIVE POWER
                                                                 -0-

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               -0-

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.0

12) TYPE OF REPORTING PERSON*

               IV






*SEE INSTRUCTION BEFORE FILLING OUT!



PAGE 5 OF 7 PAGES


ITEM 1(a)    NAME OF ISSUER.

               Coachmen Industries, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2831 Dexter Drive, Elkhart, IN  46514

ITEM 2(a)    NAME OF PERSON FILING.

               FPA Capital Fund, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
             RESIDENCE.

               11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA
               90064

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

               Maryland

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

               Common Shares

ITEM 2(e)    CUSIP NUMBER.

               189873102

ITEM 3       REPORTING PERSON.

               See Item 12 on cover page

ITEM 4       OWNERSHIP.

               See Items 5 - 11 on cover page

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON.

               FPA Capital Fund, Inc. shares its beneficial ownership of Coachmen Industries, Inc. common shares with a new company, First Pacific Advisors, LLC, as of October 1, 2006. First Pacific Advisors, Inc. has ceased operations as a registered investment adviser and no longer has any beneficial owner of Coachmen Industries, Inc. as of October 1, 2006.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

PAGE 6 OF 7 PAGES


ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10      CERTIFICATION.



     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


	November 8, 2006

Date


	/s/ J. Richard Atwood

Signature



	J. Richard Atwood, Treasurer

Name/Title



















PAGE 7 OF 7 PAGES